           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998
                                                       REGISTRATION NO. 333-1762
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                               ----------------------
                                   POST-EFFECTIVE
                                  AMENDMENT NO. 1
                                         TO
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                               ----------------------
                             CORVAS INTERNATIONAL, INC.
               (Exact name of Registrant as specified in its charter)
                               ----------------------

                Delaware                                    33-0238812
      (State or other jurisdiction                       (I.R.S. Employer
    of incorporation or organization)                 Identification Number)

                               3030 Science Park Road
                            San Diego, California  92121
                                   (619) 455-9800
    (Address, including zip code, and telephone number, including area code, of
                     Registrant's principal executive offices)

                                ----------------------
                                   Randall E. Woods
                       President and Chief Executive Officer
                             CORVAS INTERNATIONAL, INC.
                               3030 Science Park Road
                            San Diego, California  92121
                                   (619) 455-9800
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                ----------------------
                                      Copies to:
                          M. Wainwright Fishburn, Jr., Esq.
                              Barbara L. Borden, Esq.
                           Alexander A. Fitzpatrick, Esq.
                                 COOLEY GODWARD LLP
                          4365 Executive Drive, Suite 1200
                            San Diego, California 92121
                                   (619) 550-6000

                               ----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /
     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/
     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
     IN ADDITION TO THE OTHER MATTERS SET FORTH IN THIS POST-EFFECTIVE AMENDMENT NO. 1 (THE "AMENDMENT"), THE AMENDMENT IS BEING FILED TO DEREGISTER 2,250,000 SHARES OF COMMON STOCK (THE "DEREGISTERED SHARES") OF CORVAS INTERNATIONAL, INC. COVERED BY THE FORM S-3 REGISTRATION STATEMENT NO. 333-1762 (THE "REGISTRATION STATEMENT"). THE DEREGISTERED SHARES ARE NO LONGER RESTRICTED SECURITIES AND ARE THEREFORE NO LONGER REQUIRED TO BE OFFERED BY THE HOLDERS THEREOF IN REGISTERED RESALE TRANSACTIONS DESCRIBED IN THE PROSPECTUS FILED AS PART OF THE REGISTRATION STATEMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PROSPECTUS

                                  4,400,000 SHARES


                             CORVAS INTERNATIONAL, INC.

                                    COMMON STOCK

                                -------------------

     This Prospectus relates to 4,400,000 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), of Corvas International, Inc. ("Corvas" or the "Company"), of which 3,000,000 shares are issuable upon the exercise of certain outstanding warrants. The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (including fees and expenses of one counsel to the Selling Stockholders not to exceed $12,500) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "CVAS." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on June 26, 1998 was $4.09 per share.

                                --------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON
                             PAGE 6 OF THIS PROSPECTUS.
                               ---------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.

                    The date of this Prospectus is June 26, 1998

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTIONS ENTITLED "THE COMPANY" AND "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar documents and information concerning the Company are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, the Company's Form 8-K dated October 8, 1997 and the Company's Form 8-A dated December 13, 1991, filed with the Commission are hereby incorporated by reference into this Prospectus except as superseded or modified herein.

     All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be

                                          2.

modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written request of such person, a copy of any and all of the documents that have been or later are incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Principal Financial Officer at the Company's principal executive offices at 3030 Science Park Road, San Diego, California 92121, telephone number (619) 455-9800.


                                          3.

                                     THE COMPANY

     Corvas International, Inc. ("Corvas" or the "Company") is a biopharmaceutical firm engaged in the design and development of a new generation of therapeutic agents for the treatment of blood clot formation (thrombosis), inflammation, cancer and other diseases. In 1998, Corvas and its strategic partners expect to conduct clinical trials on four Corvas developed drug candidates that target major cardiovascular diseases (such as heart attack, deep vein thrombosis ("DVT") and pulmonary embolism) and acute inflammation associated with reperfusion injury in ischemic stroke. Corvas has developed its portfolio of drug candidates by integrating its in-depth knowledge of the biology of thrombosis and, more generally, vascular biology, with advanced and proprietary drug discovery and design technologies.

     The Company's planned 1998 clinical trials for four of its drug candidates include: (i) three early stage trials currently being conducted by Corvas, and a Phase II trial to be conducted by Corvas, which it anticipates will start in late 1998, for Corvas' proprietary drug for the prevention of DVT (NAPc2); (ii) a Phase I trial recently completed by Pfizer Inc. ("Pfizer") for an anti-inflammatory drug (NIF); (iii) a Phase I trial for an orally active thrombin inhibitor, which Schering Corporation ("Schering-Plough") commenced in June 1998; and (iv) a Phase I trial to be conducted by Corvas for a subcutaneously-available drug for acute cardiovascular indications (NAP5), which Corvas anticipates will start in the last quarter of 1998 or the first quarter of 1999.

     Corvas' programs are based on three technology platforms: medicinal chemistry, novel biologics discovery and vascular proteomics. Corvas' medicinal chemistry programs, which have produced drug candidates demonstrating oral activity, are the source of the Company's synthetic drug molecules. Corvas' platform of novel biologics discovery, including gene discovery, cloning, expression and mutagenesis, enables Corvas to identify and improve upon naturally-occurring novel proteins as drug candidates. The Company believes its newest technology platform, vascular proteomics, may enable it to identify unique markers on the endothelium, the layer of cells that line blood vessels and serve as gatekeepers, regulating the exposure of the underlying tissue to oxygen, nutrients and drugs, which will allow it to selectively target therapeutic treatments to specific tissues.

     ANTITHROMBOTIC PROGRAMS. Corvas has focused its antithrombotic programs on the development of both synthetic drug molecules and drugs based on naturally-occurring, small molecule proteins that inhibit blood clot formation. Serine proteases are key enzymes in the blood coagulation cascade and the Company's programs are directed at inhibiting the activity of such proteases. The Company is developing drug candidates that are each designed to inhibit one of these key proteases in the coagulation cascade: thrombin, Factor Xa or Factor VIIa. The Company, with Schering-Plough, has been developing orally active thrombin inhibitors since late 1994. In 1995, Corvas conducted an initial human safety study of an early generation orally active thrombin inhibitor. In this Phase I study, the compound demonstrated oral activity and was well tolerated in normal male volunteers. Schering-Plough began a Phase I trial in June 1998 on an advanced generation orally active thrombin inhibitor.

     The primary goal of the Factor Xa program is to develop safe and effective orally active drugs to be used in clinical indications, such as chronic arterial thrombosis. These indications may not be readily addressed by other protease inhibitor drugs. The Company is developing these Factor Xa inhibitors in collaboration with Schering-Plough.

     The Company's scientists have discovered a class of naturally-occurring small protein anticoagulants which inhibit either Factor Xa or Factor VIIa complexed with its non-enzymatic co-factor, Tissue Factor ("Factor VIIa/TF").
In 1997, Corvas completed a Phase I clinical trial on healthy male volunteers who were administered a single escalating dose of NAPc2, a member of the NAP family that inhibits Factor VIIa/TF. Corvas is currently conducting a second early stage trial, in which NAPc2 is being administered subcutaneously to patients with disseminated intravascular coagulation ("DIC"), in order to examine the safety, tolerability and pharmacokinetics in patients with an active coagulation disorder. The initial clinical use for NAPc2 is anticipated to be the prevention of DVT, the formation of blood clots in the veins of the legs following orthopedic surgery. Corvas filed an Investigational New Drug Application ("IND") in the first quarter of 1998, and is currently conducting its third early stage NAPc2 trial, in which NAPc2 is being administered subcutaneously to healthy human volunteers at three, 48


                                          4.

hour intervals over eight days. This single-center U.S. trial precedes a planned multi-centered Phase II dose-finding trial directed at DVT beginning in late 1998. A fourth early stage trial is being conducted in healthy male volunteers to determine if recombinant Factor VIIa (Novoseven) can serve to reverse the anticoagulant effects of NAPc2. To date, Corvas has not partnered with any collaborators on this program and has retained all rights to this compound. However, if the Phase II trial is successful, the Company may attempt to enter into a collaborative agreement in connection with this program.

     Corvas has developed another NAP drug, NAP5, which is a subcutaneously available Factor Xa inhibitor. In the fourth quarter of 1998 or the first quarter of 1999, Corvas plans to conduct a Phase I clinical trial which will target NAP5 to treat acute cardiovascular indications such as DVT, pulmonary embolism, myocardial infarction (heart attack) or unstable angina. Schering-Plough has the option at the end of the Phase I trial to elect to assume development of NAP5, subject to milestones and certain other payments to Corvas.

     ANTI-INFLAMMATORY PROGRAM. Corvas' anti-inflammatory program is directed at the development of drugs that prevent the acute inflammatory response that often occurs after a stroke and can exacerbate damage to affected areas of the brain. The Company's anti-inflammatory program has led to the discovery of a family of Neutrophil Inhibitory Factors (NIF). These proteins block certain white blood cell (neutrophil) functions associated with inflammation. In 1995, Corvas entered into an option agreement with Pfizer to collaborate on the development of NIF. In 1997, Pfizer exercised its option to enter into a license and development agreement in connection with the NIF program. In February 1998, Pfizer initiated a Phase I clinical trial to assess the safety, tolerability, pharmokinetics and pharmacodynamics of a NIF protein in healthy volunteers. Pfizer is expected to conduct additional safety and tolerability studies in stroke patients later this year.

     NEW DRUG PROGRAMS. The Company believes that it can leverage its proprietary combinatorial chemistry approach developed in connection with its antithrombotic program to develop therapeutics outside the antithrombotic field. This technology allows the Company to develop synthetic libraries dedicated to mechanism-based inhibitors specifically targeted at cysteine and serine proteases. The Company is currently using this new technology to develop two new programs. This combinatorial approach is being applied in a proprietary program focused on the identification of inhibitors of urokinase plasminogen activator ("uPA"). This protease has been associated with tumor metastasis and the generation of new blood vessels (angiogenesis) in certain solid tumors. The second of these new development programs, performed in collaboration with Schering-Plough, is directed at a serine protease thought to be responsible for replication of the hepatitis C virus. Several lead compounds have been identified in each program, and are currently being optimized and evaluated in relevant biological models.

     NEW TECHNOLOGY PLATFORM. Corvas' newest, and emerging, technology platform is in the area of vascular proteomics. In 1997, Corvas entered into an option agreement with Vascular Genomics Inc. ("VGI") pursuant to which Corvas has the right through June 2000 to acquire VGI, and the exclusive right to conduct research and development during the option period using the VGI-developed technology. VGI has a portfolio of technology, patents and patent applications which the Company believes to be important in identifying unique sites on the endothelium. Protein markers, unique to the cell surfaces of the endothelium in specific organs and that distinguish tumors from healthy tissue, are known to exist. Corvas' program objectives include (i) identifying markers on the vascular endothelium associated with solid tumor cancers and then using these markers for selective targeting of therapeutics to such vasculature and (ii) understanding and exploiting the mechanism by which molecules are transported across the endothelium, for the purpose of enhancing delivery of therapeutic drugs to organs and tissues.

                                RECENT DEVELOPMENTS

     In April 1998, Schering-Plough exercised the first of its options to extend funding through May 1999 for the Company's development of an orally active inhibitor of a key protease thought to be responsible for hepatitis C replication. The one-year extension will provide approximately an additional $1,600,000 in funding to the Company from Schering-Plough for this program.


                                          5.

     In May 1998, the Company began a Phase I clinical trial to determine whether NAPc2 is safe and well-tolerated following repeated subcutaneous administrations in healthy volunteers. This is the third early stage clinical trial on NAPc2.

     In May 1998, Corvas began a fourth early stage NAPc2 trial on healthy male volunteers to determine if recombinant Factor VIIa (Novoseven) can serve to reverse the anticoagulant effects of NAPc2.

     In June 1998, Schering-Plough notified the Company that Schering-Plough had started a Phase I clinical trial on an oral antithrombotic drug candidate discovered by the Company. The Phase I clinical trial triggered a $1,000,000 milestone payment under the Company's collaboration agreement with Schering-Plough.

     The Company is in the process of raising funds through an offer reducing the exercise price of 3,000,000 shares subject to outstanding warrants for a 45 day period in order to induce the exercise of the warrants to purchase at least 1,900,000 shares before the February 2002 expiration date. There is no assurance that the offering will be successful or that the Company will not elect to accept the exercise of fewer than 1,900,000 shares.

     CORVAS-Registered Trademark- is a registered trademark, and the Corvas logo, and CORSEVIN M-TM- are trademarks of the Company. NOVOSEVEN-Registered Trademark- is a registered trademark of Novo Nordisk A/S.


                                          6.

                                     RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

EARLY STAGE OF DEVELOPMENT

     The Company is at an early stage of development and its primary sources of revenue are from research funding, license fees and milestone payments from its collaborations. To date, Corvas has completed early stage Phase I clinical trials for only four product candidates, NIF, NAPc2, CVS-1123 and CORSEVIN M. The Company's product candidates will require significant additional development, clinical trials, regulatory approval and additional investment prior to their commercialization, if any. The Company and its collaborative partners and licensees do not expect to be able to market any of these product candidates for a number of years, if at all. There is no assurance that the Company's and its collaborative partners' and licensees' product development efforts will progress any further or be successfully completed. In addition, there is no assurance that the potential products will be capable of being produced in commercial quantities at reasonable costs, that required regulatory approvals can be obtained or that any potential products, if introduced, will be successfully marketed or will be profitable to the Company.

CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT

     The Company has experienced significant operating losses since its inception in 1987. At March 31, 1998, the Company had an accumulated deficit of approximately $71,066,000. The Company expects to incur substantial additional operating losses over the next several years as the Company attempts to expand its clinical trial and research and development efforts. Substantially all of the Company's revenues to date have consisted of revenues from research funding and milestones from collaborative agreements, license fees and interest income. To achieve profitable operations, the Company, alone or with others, must successfully develop, manufacture and market its current product candidates and identify, develop, manufacture and market additional future products, all of which will require regulatory approval. See "-- Uncertainties of Regulatory Approval; Government Regulation."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from operations is expected to continue in the foreseeable future. The Company will require substantial funds to conduct research and development on, and preclinical and clinical testing of, its product candidates and any future products, to market and sell such products and, if necessary, to establish commercial scale manufacturing facilities. The Company's future capital requirements will depend on many factors, including, but not limited to, the following: the continued scientific progress in its drug discovery programs; the magnitude of such programs; the progress and results of preclinical testing and clinical trials; the costs involved in complying with the regulatory process; the costs involved in filing, prosecuting, maintaining and enforcing patent claims; the competing technological and market developments; the changes in its existing research relationships; the ability of the Company to establish and maintain collaborative or licensing arrangements; the cost of manufacturing scale-up; and the effectiveness of activities and arrangements of the Company or its collaborative partners to commercialize the Company's products. The Company intends to seek such additional funding either through collaborative arrangements or through public or private financings. The Company is in the process of raising funds through an offer to reduce the exercise price of 3,000,000 shares subject to outstanding warrants for a 45 day period in order to induce the exercise of the warrants to purchase at least 1,900,000 shares before the February 2002 expiration date. There is no assurance that the offering will be successful or that the Company will not elect to accept the exercise of fewer than 1,900,000 shares. Whether or not the offering is successful, the Company will have to raise additional capital through another financing means. There is no assurance that additional financing will be available, or, if available, that it will be available on a timely basis or on acceptable terms. If additional funds are raised by issuing securities, further dilution, possibly substantial, to existing stockholders will likely result. If adequate funds are not available,

                                          7.

the Company may be required to delay, scale back or discontinue one or more of its drug discovery programs, clinical trials, or other aspects of its operations, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish or at prices below that at which the Company would otherwise choose to relinquish such rights.

RELIANCE ON COLLABORATIVE PARTNERS AND LICENSORS

     Corvas has relied, and will continue to rely, on certain established pharmaceutical companies interested in its technology to fund a portion of its research and development expenses. The Company has entered into collaborative research agreements with collaborative partners whereby such partners provide capital in exchange for certain technology, product, manufacturing and marketing rights related to the collaborative research, and other consideration.

     To date, Corvas has entered into collaborative agreements with Pfizer for the development of NIF and with Schering-Plough for (i) the discovery and commercialization of orally active thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders, (ii) the discovery and commercialization of orally active Factor Xa inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders, and (iii) the discovery and commercialization of an orally active inhibitor of a hepatitis C protease for the prevention and treatment of hepatitis C infections. As a result, the Company is dependent on Pfizer and Schering-Plough with respect to the regulatory filings relating to, and the clinical testing of, the Company's product candidates and future product candidates developed under these collaborations and license arrangements. At any time Pfizer or Schering-Plough may, based on data obtained in these clinical trials or otherwise, elect to halt or repeat these trials or conduct clinical trials using different formulations of these product candidates. Any of these actions could result in delays or the discontinuation of the clinical development of compounds covered by these collaborations. Furthermore, the Company can not control the amount and timing of resources dedicated by these collaborators. There is no assurance that
(i) the interests of the Company will continue to coincide with those of its collaborators, or (ii) that the collaborators will continue the development of any of the Company's product candidates, or (iii) that the collaborators will not develop independently, or with third parties, products that could compete with the Company's future products, or (iv) that disagreements between the Company and its collaborators over rights, technology, other proprietary interests or otherwise will not occur. Further, there is no assurance that the collaborative agreements will be extended at the end of their respective terms. If any of the Company's collaborators breaches or terminates its agreement with the Company, or fails to conduct its collaborative activities in a timely manner, the research program under the applicable collaborative agreement, or the development and commercialization of product candidates subject to such collaboration, as well as the Company's immediate liquidity and capital resources may be adversely affected. There is no assurance that the Company's existing collaborations will be successful, that the Company will receive any further milestones or other payments pursuant to the collaborative agreements, that the collaborations will continue since these collaborative agreements are terminable at the option of the collaborator upon certain events, that the collaborations will be commercially successful or that any products derived therefrom will be profitable for the Company. If the strategic alliances are not continued or successful, the Company's business, financial condition, prospects and results of operations could be materially and adversely affected.

     The Company's licenses include relationships with Ortho-Clinical Diagnostics Inc. ("Ortho"), a Johnson and Johnson company, for the exclusive manufacture and worldwide sales and marketing by Ortho of diagnostic tests containing recombinant human tissue factor and with Centocor, Inc. ("Centocor") for the exclusive right to license and commercialize certain monoclonal antibody products developed by Corvas. Although Centocor has publicly disclosed that it is developing CORSEVIN M and is in the process of evaluating protocols for additional clinical trials, to date, Centocor has not informed Corvas that it has commenced any additional clinical trials on CORSEVIN M and there is no assurance that Centocor will pursue the commercialization of this Corvas-developed drug.

     Corvas has also established collaborations with scientists at a number of leading U.S. and European academic and clinical research centers to further its technology and product development objectives. These collaborations are generally conducted pursuant to agreements which give the Company a license, or the option to


                                          8.

negotiate a license, to certain technology, patent rights or materials which may be valuable to the Company. These agreements may require the Company to fund research or to pay license fees or milestone payments and, upon commercial sale of certain products, royalties.

     Corvas also expects to rely on additional collaborative arrangements to develop and commercialize some of its product candidates in the future. There is no assurance that the Company will be able to negotiate acceptable collaborative or license arrangements or that such arrangements or its existing arrangements will be successful. In addition, collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, including the Company's competitors, as a means of developing treatments for the diseases targeted by any collaborative programs.

UNPREDICTABILITY OF CONDUCTING PRECLINICAL AND CLINICAL TRIALS

     Before obtaining required regulatory approvals for the commercial sale of any of the Company's product candidates, the Company must demonstrate through preclinical testing and clinical trials to the U.S. Food and Drug Administration (the "FDA"), or any applicable foreign or state regulatory agency's satisfaction, that each product candidate is safe and effective for use in indications for which approval is requested. The results from preclinical testing and early clinical trials may not be predictive of results obtained in large clinical trials. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

     The development of safe and effective products is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising in development may not reach the market for a number of reasons. Product candidates may be found to be ineffective or to cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, may not be subject to patient reimbursement from third-party payors such as Medicare or may fail to achieve market acceptance. Completion of research, preclinical testing and clinical trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development. There is no assurance that any of the Company's development programs will be successfully completed, that any regulatory applications to conduct clinical trials will be approved by the FDA or other regulatory authorities or that clinical trials will commence or proceed as planned.

     The Company and its collaborative partners are in the process of conducting or have recently completed clinical trials on three Corvas-developed drug candidates, NAPc2, NIF and an advanced generation orally active thrombin inhibitor. Corvas has received interim data from each of the trials and is in the process of evaluating some of such data. After the trials are completed and the data are fully analyzed, the Company or its collaborative partners may conclude that one or more of the product candidates are ineffective, cause harmful side effects or cannot be administered as planned, or conclude that additional early stage trials are required in order to further evaluate the product candidate. There is a risk that the outcomes of these trials will not be favorable and a risk that a product candidate with promising results in prior animal and human studies may fail.

     All of the Company's product candidates are subject to extensive regulation and will require approval from the FDA and other regulatory agencies prior to commercial sale. The cost to the Company of conducting clinical trials for any product candidate can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from collaborators. See "-- Future Capital Needs; Uncertainty of Additional Funding" and "-- Uncertainties of Regulatory Approval; Government Regulation."


                                          9.

     In addition, because the Company will, in a number of cases, rely on its contractual rights to access data collected by others in phases of its clinical trials, the Company is dependent on the continued satisfaction by such parties of their contractual obligations to provide such access and to cooperate with the Company in the execution of successful filings with the FDA. There is no assurance that the FDA will permit such reliance or that such data will prove reliable. If the Company were unable to rely on clinical data collected by others, the Company may be required to repeat clinical trials, which could significantly delay commercialization and require significantly greater capital, which may or may not be available to the Company.

     The rate of completion of the Company's clinical trials is dependent upon, among other factors, the number of patients to be included in the trial and the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. More advanced studies requiring patients with particular clinical indications may require longer enrollment periods. Delays in planned patient enrollment may result in delays in commencement of clinical trials and increased costs, which could have a material adverse effect on the Company's business, financial condition, prospects and results of operations.

RISKS RELATED TO THE VASCULAR GENOMICS INC. OPTION

     In June 1997, Corvas entered into an option agreement with VGI pursuant to which the Company has the option through June 2000 to acquire all of the stock of VGI in exchange for Corvas Common Stock or, in certain circumstances at the option of the Company, a combination of cash and 633,600 shares of Corvas Common Stock. The maximum aggregate purchase price ranged from $14,352,000 to $19,960,000 as of March 31, 1998. In addition, under the option agreement, Corvas makes certain monthly option payments and under a related research and development agreement, VGI is required to pay to Corvas certain amounts to sponsor its research and development expenses related to VGI's vascular targeting technology. There is no assurance that the goals of the Company's research and development efforts in connection with the VGI technology will be achieved or that the technology will enable Corvas or any future collaborator to selectively target therapeutics to tumor vasculature. If the Company elects to exercise its option, the acquisition will be dilutive to existing Corvas stockholders. The Company may have to decide whether to exercise the option before it is able to further assess whether the VGI technology will have any commercial value or provide any return on investment to Corvas. Further, if Corvas elects not to exercise its option, VGI may require Corvas to purchase 19.9% of its outstanding stock for $3,960,000 in Corvas Common Stock, which would result in additional dilution to existing stockholders.

UNCERTAINTIES OF REGULATORY APPROVAL; GOVERNMENT REGULATION

     The developing, testing, manufacturing, labeling, advertising, promotion, export, sale and distribution and marketing of the Company's product candidates are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. Any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA, certain state regulatory agencies and equivalent foreign authorities before it can be marketed in such jurisdiction. These processes can take a number of years and require the expenditure of substantial resources, which may or may not be available to the Company. Products, if any, resulting from the Company's existing research and development programs are not expected to be commercially available for a number of years, if at all. See "- Future Capital Needs, Uncertainty of Additional Funding."

     The activities required before a pharmaceutical agent may be marketed in the U.S. begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an IND, which must be reviewed and become effective pursuant to FDA regulations before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile and the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In


                                         10.

Phase III, large scale, multi-center, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. The results of the preclinical and clinical testing are then submitted to the FDA, for a pharmaceutical product in the form of a New Drug Application ("NDA"), or for a biological product in the form of a Biology License Application ("BLA"), for approval to commence commercial sales. In responding to an NDA or BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not demonstrate, to the satisfaction of the FDA, that the product is safe and effective for its labeled indications. For approved products, the FDA requires that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

     The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. To date, early stage human clinical testing has been conducted on five Corvas product candidates, NIF, NAPc2, CVS-1123, an advanced generation orally active thrombin inhibitor and CORSEVIN M. Further testing of NIF by Pfizer, NAPc2 by Corvas, orally active thrombin inhibitors by Schering-Plough and the Company's other product candidates in research and development may reveal undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. The FDA or the Company and its collaborators may decide to discontinue or to suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks. There is no assurance that the Company will not encounter problems in clinical trials that will cause the FDA, the Company or a collaborator to delay or to suspend clinical trials. Furthermore, there is no assurance that any of the Company's products will be approved by the FDA, state or local authorities or equivalent foreign authorities for any indication. Even if regulatory approval of a product candidate is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. In addition, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in liability for the Company, or restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a material adverse effect on the Company's business, financial condition, prospects and results of operations. See "- Unpredictability of Conducting Preclinical and Clinical Trials" and "- Risk of Product Liability; Uncertainty of Availability of Insurance."

TECHNOLOGICAL CHANGE AND COMPETITION

     The Company is engaged in a rapidly evolving field. Competition from other biotechnology companies, pharmaceutical companies and research and academic institutions is intense and expected to increase. There is no assurance that the Company's competitors will not succeed in developing products based on the Company's technology or other technologies which are more effective than technologies or products being developed by the Company, or which would render the Company's technology and products obsolete and noncompetitive.

     Many of the Company's competitors may have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors may have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining regulatory approvals of human therapeutic products. The Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. Furthermore, if the FDA permits the Company to commence commercial sales of products, the Company will compete with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it has limited or no experience and where many of its competitors have significantly greater experience. See "-- Manufacturing Limitations" and "-- Absence of Sales or Marketing Experience."

     Products under development by the Company address an array of markets. The Company's competition will be determined in part by the potential indications for which the Company's compounds are developed and approved. For certain of the Company's potential product candidates, an important factor in competition may be the timing of market introduction of its, or competitive, products. Accordingly, the relative speed with which Corvas or its collaborators can develop products, complete the clinical trials and the regulatory approval processes, and supply


                                         11.

commercial quantities of the products to the market is expected to be an important competitive factor. The Company expects that competition among products approved for sale will be based on, among other things, product efficacy, safety, reliability, availability, price and patent position.

DEPENDENCE ON QUALIFIED PERSONNEL

     The Company's success is highly dependent on its ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of the Company's management and scientific staff may impede the Company's ability to commercialize its products. In order to commercialize its products, the Company must maintain and expand its personnel, particularly in the areas of clinical trial management, manufacturing, sales and marketing. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations. There is no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel, and Company growth in general, could pose significant risks to the Company's development and progress.

     The continued employment of the Chief Executive Officer, Randall E. Woods, and the Executive Vice President, Research and Development, George P. Vlasuk, Ph.D., is key to the Company's success. Each of these employees has an employment agreement with the Company, but the agreements provide for "at-will" employment with no specified term.

     John E. Crawford, the Company's former Executive Vice President, Chief Financial Officer and Corporate Secretary, resigned from the Company effective April 3, 1998. The Company is in the process of recruiting a business development executive to perform the business development duties performed by Mr. Crawford and has hired a person to assume the investor relations duties performed by Mr. Crawford. Ms. Carolyn M. Felzer, the Company's Senior Director of Finance, has become the Principal Accounting Officer. Ms. Felzer has worked at Corvas in various financial capacities under the direction of Mr. Crawford for approximately seven years, including five years as controller.

     There is intense competition for qualified personnel in the areas of the Company's activities, and there is no assurance that the Company will be able to continue to attract and retain the necessary personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition, prospects and results of operations.

MANUFACTURING LIMITATIONS

     In order for the Company's products to be successful, they must be manufactured in sufficient commercial quantities, in compliance with regulatory requirements and at an acceptable cost. The Company has limited experience in pilot scale manufacturing. For larger scale production, as is required for Phase I and later phases of clinical testing, the Company must rely on third parties to manufacture its product candidates. If the Company is unable to contract for large scale manufacturing capabilities on acceptable terms, or, in such event, develop its own manufacturing capabilities (which itself would require additional funds and expertise which may not be available to the Company), the Company's ability to conduct clinical trials may be adversely affected, resulting in the delay or preclusion of submission of products for regulatory approval, which in turn could materially and adversely affect the Company's business, financial condition, prospects and results of operations.

PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to obtain patent protection for its products, both in the U.S. and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is also uncertainty as to the breadth of claims that will be allowed in biotechnology patents. The Company intends to file applications as appropriate for patents covering both its products and processes. As of the date of this Prospectus, Corvas owns or holds exclusive rights in 31 U.S. patents and has been notified of eight allowed patent applications in the U.S. Of the issued patents, 28


                                         12.

are owned by the Company and three are licensed by the Company. Corvas has filed or holds licenses to 30 additional patent applications that currently are pending in the U.S. Patent and Trademark Office (the "USPTO"). Foreign counterparts of most of the U.S. applications have been filed in many countries. Some of these applications have issued as patents, and the Company has been informed that certain other applications have been allowed; the remaining applications are pending. There is no assurance that patents will issue from any of the Company's owned or licensed patent applications or as to the breadth or scope of protection that claims allowed under any issued patents will provide to protect the Company. In addition, there is no assurance that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.

     While the Company is aware of issued patents and published applications in the Company's field, it is uncertain whether these patents and applications will require the Company to alter products or processes, obtain licenses or cease certain activities. If the Company is required to obtain such licenses, there is no assurance the Company will be able to obtain any necessary licenses at a reasonable cost. Failure by the Company to obtain a license to any technology that it requires to commercialize its products and obtain FDA approval within an acceptable period of time, if required to do so, would have a material adverse effect on the Company's business, financial condition, prospects and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights.

     In 1993, the USPTO declared an interference to determine the priority of invention between a patent for which some rights are licensed to the Company (the "Licensed Patent") and a patent application for which rights are held by other parties (the "First Patent Application"). In 1996, the USPTO added a second patent application to the proceeding (the "Second Patent Application") and redeclared the interference. Rights to the Second Patent Application are held by certain other parties, at least some of which also hold rights in the First Patent Application. The subject matter of the patent and these applications is recombinant tissue factor. The Company is contesting the other parties' claims of prior invention; however, there is no assurance that the Licensed Patent will be upheld. The Company believes that the ultimate resolution of the above matter will not have a material adverse effect on the Company's business, financial condition, prospects or results of operation.

     In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information and inventions agreements with its current and prospective collaborative partners, employees, scientific advisors and consultants. There is no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

     Certain of the Company's research has been funded in part by the U.S. Government's Small Business Innovation Research program or by other U.S. Government funding. As a result of such funding, the U.S. Government may have certain rights ("Government Rights") in any technology, including inventions, developed with the funding. These rights include the grant of a non-exclusive, paid-up, worldwide license to such inventions for any governmental purpose. In addition, the government has the right to require the Company to grant an exclusive license to any of these inventions to a third party if the government determines that (i) adequate steps have not been taken to commercialize such inventions, (ii) such action is necessary to meet public health or safety needs or (iii) such action is necessary to meet requirements for public use under federal regulations. U.S. law requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from its exclusive licensee to substantially manufacture products using the invention in the U.S. In addition, the Company's licenses may also relate to technology developed with federal funding and, therefore, may also be subject to Government Rights.

ABSENCE OF SALES, MARKETING OR DISTRIBUTION EXPERIENCE

     The Company has limited experience in sales, marketing and distribution. To market and distribute any of its products directly, the Company must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical


                                         13.

company or other entity with a large distribution system and a large direct sales force. Other than as may be provided for in its collaboration and license agreements with Schering-Plough and Pfizer, the Company does not have any existing distribution arrangements with any entity for its products. There is no assurance that the Company will be able to establish sales, marketing and distribution capabilities of its own or enter into separate arrangements with any other entity. See "-- Technological Change and Competition."

UNCERTAINTY RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

     In both domestic and foreign markets, sales of the Company's product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly-approved health care products.
 In many major markets outside the U.S., pricing approval is required before sales can commence. There is no assurance as to what price can be obtained for any of the Company's products that reach the market or that government-approved prices, once established, will not be reduced in subsequent years. There is no assurance that the Company's product candidates, when and if commercialized, will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for the Company's product candidates, the market acceptance of such products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition, prospects and results of operations.

RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF INSURANCE

     The testing, marketing and sale of human diagnostic and therapeutic products expose the Company to significant and unpredictable risks of product liability claims, in the event of allegations that the use of its technology or products results in adverse effects. Such risks will exist even with respect to any products that receive regulatory approval for commercial sale. While the Company has obtained liability insurance for its products in clinical trials, there is no assurance that it will be sufficient to satisfy any liability that may arise. There is no assurance that adequate insurance coverage, in either clinical or commercial products, will be available in the future at an acceptable cost, if at all, or that a product liability claim would not materially and adversely affect the Company's business, financial condition, prospects or results of operations.

ENVIRONMENTAL REGULATIONS

     The Company is subject to a variety of governmental regulations relating to the use, storage, discharge and disposal of toxic or other hazardous substances and certain radioactive materials used in the Company's operations. The Company itself uses, stores, discharges and disposes of such hazardous substances in accordance with applicable regulations, and generally contracts with third parties for the disposal of such substances. The Company, however, generally stores its low level radioactive waste at its facility until the materials are no longer considered radioactive because there are no facilities permitted to accept such waste in California or neighboring states. Any failure to comply with current or future regulations could result in civil penalties or criminal fines being imposed on the Company, or its officers, directors or employees, as well as suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require the Company to acquire expensive remediation or abatement equipment or to incur additional expenses to comply with environmental regulations or to remedy a problem arising in connection with such substances or materials. Any failure by the Company or its third party contractors to properly manage the use, storage or disposal of, or adequately restrict discharge of hazardous or toxic substances or radioactive waste could subject the Company to significant liabilities which could have a material adverse effect on the Company's business, financial condition, prospects or results of operations.


                                         14.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares by existing security holders could have an adverse impact on the market price of the Company's Common Stock or otherwise impair the Company's ability to raise additional capital. As of June 26, 1998, the Company has 14,041,710 shares of Common Stock and 1,250,000 shares of Convertible Preferred Stock, convertible into 1,250,000 shares of Common Stock, outstanding. Approximately 4,024,472 shares issuable upon exercise or conversion of outstanding vested options and warrants will also be eligible for sale on the Effective Date, subject in some cases to compliance with Rule
144. Of these shares, an aggregate of 17,026,395 shares will be eligible for immediate sale, subject to, in some cases, the volume restrictions of Rule 144 under the Securities Act. The 1,250,000 shares of Common Stock issuable upon conversion of Preferred Stock are entitled to certain registration rights with respect to such shares. The exercise of such rights by such securities holders could result in a large number of shares being sold in the public market after the closing of this offering. In addition, in the event the Company elects to exercise its option to acquire VGI, the Company will issue additional shares of Common Stock to VGI. Further, if Corvas elects not to exercise its option, VGI may require Corvas to purchase 19.9% of its outstanding stock in Corvas stock.

VOLATILITY OF COMMON STOCK PRICE

     The market prices for securities of biotechnology companies, including Corvas, have historically been highly volatile and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Moreover, the Company's relatively low average daily trading volume increases the likelihood and severity of volume fluctuations which likely will result in a corresponding increase in the volatility of Corvas' Common Stock price. Factors such as announcements of technological innovations or new commercial therapeutic products by the Company or others, announcements of adverse or favorable preclinical or clinical results of the Company's or other entities' drug candidates, governmental regulations, developments in patent or other proprietary rights, developments in the Company's relationships with its collaborative partners, public concern as to the safety of drugs developed by the Company or others, general market conditions and the timing of decisions by existing Corvas stockholders to sell large positions of the Company's Common Stock may have a significant effect on the market price of the Company's Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS; STOCKHOLDER RIGHTS PLAN

     Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. The Company's Certificate of Incorporation (the "Certificate") provides for staggered terms for the members of the Board of Directors. In addition, the Company currently has Preferred Stock issued and outstanding which entitles the holders thereof to rights not available to holders of Common Stock.
Furthermore, the Board of Directors of the Company may issue additional shares of Preferred Stock without stockholder approval and on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate and Bylaws require advanced stockholder notice to nominate directors and raise matters at the annual meeting of stockholders and do not provide for cumulative voting in the election of directors. Further, pursuant to the terms of its Stockholder Rights Plan, the Company has distributed a dividend of one right for each outstanding share of Common Stock. These rights could cause substantial dilution to the ownership percentage of a person or group that attempts to acquire the Company on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.


                                         15.

FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including, but not limited to, the development of its potential products and research programs, the timing of clinical trials, the levels of anticipated research and development and capital expenditures and the Company's ability to execute its business strategies, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate under the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from the Company's expectations, including the risk factors discussed in this Prospectus and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there is no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business, financial condition, prospects or results of operations. The Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.


                                         16.

                                SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of June 1, 1998 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.


                                                                 SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                              OWNED AFTER
                                                                     OFFERING(1)               SHARES         OFFERING(1)(2)
                                                                ---------------------------    BEING     --------------------------
                              Name                                  Number      Percent (3)    OFFERED       Number       Percent(3)
------------------------------------------------------------    -------------   -----------  ----------  -------------    ---------
 International Biotechnology Trust, plc (4)                        2,800,000       19.9%     2,800,000             0              0%
 AKKAD (5)                                                         1,600,000       11.4%       800,000       800,000            4.7%
 SE Banken Fonder AB (6)                                             300,000        2.1%       300,000             0              0%
 SE Banken Luxembourg S.A. (7)                                        75,000           *        75,000             0              0%
 WPG Institutional Life Sciences Fund, L.P. (8)                      120,000           *       120,000             0              0%
 WPG Life Sciences Fund, L.P. (9)                                     80,000           *        80,000             0              0%
 Framlington Unit Management-A/C Health Fund (10)                    170,000        1.2%        85,000        85,000               *
 Framlington Investment Management-A/C Selection Sante (11)           80,000           *        40,000        40,000               *
 Clarion Capital Corporation (12)                                    160,000        1.1%        80,000        80,000               *
 Clarion Partners, L.P. (13)                                          20,000           *        20,000            0              0%
                                                                   ---------                 ----------    ---------
                                    TOTAL:                         5,405,000                 4,400,000     1,005,000
                                                                   ---------                 ----------    ---------
                                                                   ---------                 ----------    ---------



-----------------------

*  Less than one percent.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2)  Assumes the sale of all shares offered hereby.

(3) Applicable percentage of ownership is based on 14,039,493 shares of Common Stock issued and outstanding on June 1, 1998, adjusted as required by rules promulgated by the Commission.

(4) Includes 1,400,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(5) Includes 800,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(6) Includes 300,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(7) Includes 75,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(8) Includes 120,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(9) Includes 80,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(10) The shares beneficially owned by Framlington Unit Management-A/C Health Fund are registered in the name of MSS Nominees Limited A/C #811627 and includes 85,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(11) The shares beneficially owned by Framlington Investment Management-A/C Selection Sante are registered in the name of Sigler & Co. and includes 40,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(12) Includes 80,000 shares of Common Stock issuable upon exercise of an outstanding warrant.

(13) Includes 20,000 shares of Common Stock issuable upon exercise of an outstanding warrant.


                                         17.

                                 PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Of the 4,400,000 shares of Common Stock offered hereby, 3,000,000 are issuable upon exercise of outstanding warrants. Up to all of such warrants may be exchanged for amended warrants at a reduced purchase price pursuant to a tender offer by the Company on June 5, 1998, which, if consummated, is expected to close on or about July 20, 1998.

                                    LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. Certain members of Cooley Godward LLP beneficially own an aggregate of 9,999 shares of the Company's Common Stock.

                                       EXPERTS

     The consolidated financial statements of Corvas International, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                         18.

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18



                                         19.

                                      PART II


                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the registration fee, the Nasdaq NMS Listing Application Fee and the miscellaneous expense.

     Registration fee..............................  $   11,328
     Nasdaq NMS Listing Application Fee............      17,500
     Blue sky qualification fees and expenses......       5,000
     Legal fees and expenses.......................     101,200
     Accounting fees and expenses..................      10,000
     Miscellaneous.................................      46,875
                                                     ----------
          Total....................................  $  191,903
                                                     ----------
                                                     ----------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's Amended and Restated Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.


ITEM 16.  EXHIBITS

     (a)  Exhibits.


     EXHIBIT
     NUMBER          DESCRIPTION OF DOCUMENT
     ------          -----------------------
     4.1             Amended and Restated Certificate of Incorporation.
     4.2             By-laws.
     4.3             Specimen stock certificate. (1)
     5.1*            Opinion of Cooley Godward LLP.
    23.1             Consent of KPMG Peat Marwick LLP.
    23.2             Consent of Cooley Godward LLP.  Reference is made to
                     Exhibit 5.1.
    24.1             Power of Attorney.  Reference is made to page II-4.


-----------------

*    Previously filed

 (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-44555) as amended, filed December 13, 1991, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in the periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 10(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant undertakes that: (1) for the purpose of determining any liability under the Securities Act, the information omitted from and form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 26, 1998.

                              CORVAS INTERNATIONAL, INC.

                              By:  /s/ RANDALL E. WOODS
                                 ---------------------------
                                    Randall E. Woods
                                    President and Chief Executive Officer

                                  POWER OF ATTORNEY

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall E. Woods and Carolyn M. Felzer, or either of them, his attorney-in-fact, with the full power of substitution for him in any and all capacities, to sign any amendments to this Report, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                                Title                                         Date
----------                               ------                                        -----
/s/ RANDALL E. WOODS                     President and Chief Executive Officer and     June 26, 1998
-------------------------------          Director (Principal Executive Officer)
     Randall E. Woods

/s/ CAROLYN M. FELZER                    Senior Director of Finance (Principal         June 26, 1998
-------------------------------          Financial and Accounting Officer)
     Carolyn M. Felzer

/s/ JOHN H. FRIED, PH.D.                 Chairman of the Board of Directors            June 26, 1998
-------------------------------
     John H. Fried, Ph.D.

/s/ M. BLAKE INGLE, PH.D.                Director                                      June 26, 1998
-------------------------------
     M. Blake Ingle, Ph.D.

/s/ R. DOUGLAS NORBY                     Director                                      June 26, 1998
-------------------------------
     R. Douglas Norby

/s/  MICHAEL SORELL, M.D.                Director                                      June 26, 1998
-------------------------------
     Michael Sorell, M.D.

/s/ W. LEIGH THOMPSON, JR., M.D., PH.D.  Director                                      June 26, 1998
-------------------------------
     W. Leigh Thompson, Jr., M.D., Ph.D.

/s/ GERARD VAN ACKER                     Director                                      June 26, 1998
-------------------------------
     Gerard Van Acker

/s/ NICOLE VITULLO                       Director                                      June 26, 1998
-------------------------------
     Nicole Vitullo


                                 INDEX TO EXHIBITS


 EXHIBIT
 NUMBER            DESCRIPTION OF DOCUMENT
----------   -------------------------------------------------
     4.1     Amended and Restated Certificate of Incorporation.

     4.2     By-laws.

     4.3     Specimen stock certificate. (1)

     5.1*    Opinion of Cooley Godward LLP.

    23.1     Consent of KPMG Peat Marwick LLP.

    23.2     Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

    24.1     Power of Attorney.  Reference is made to page II-4.


--------------------------
*    Previously filed.

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-44555) as amended, filed December 13, 1991, and incorporated herein by reference.